EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-146766) of Applied Energetics, Inc. (the “company”) of our report dated April 1, 2019, relating to the consolidated financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 1, 2019